CONTACT:
Lou Anne J. Nabhan
Louanne.nabhan@hamiltonbeach.com

For Immediate Release
Wednesday, November 1, 2023

HAMILTON BEACH BRANDS HOLDING COMPANY
ANNOUNCES THIRD QUARTER 2023 RESULTS

Glen Allen, Virginia - Hamilton Beach Brands Holding Company (NYSE: HBB), which operates through its wholly owned subsidiary Hamilton Beach Brands, Inc., today announced results for the third quarter of 2023.

Highlights of the Third Quarter 2023 Compared to the Third Quarter 2022

	9/30/2023	9/30/2022
	(In millions)
Revenue	$153.6	$150.8
Gross profit	$40.1	$34.8
% of revenue	26.1%	23.1%
Operating profit	$14.4	$9.4
% of revenue	9.4%	6.2%
Cash flow from operating and investing activities	$66.2	$(41.7)
Net debt	$49.7	$144.5

•Total revenue grew 1.9% reflecting increased sales in the Company’s consumer markets overall partially offset by decreased sales in the Company’s global commercial market
•Cash flow provided by operating and investing activities was $66.2 million compared to a use of $41.7 million reflecting the Company's net working capital improvements
•For the full year 2023, Hamilton Beach Brands expects total revenue to decrease modestly compared to 2022
•Operating profit for 2023 is expected to increase compared to 2022 excluding last year’s $10 million insurance recovery
•The favorable trend in cash flow from operating and investing activities is expected to continue and result in a significant increase for 2023 compared to 2022 as a result of net working capital improvements

Results of the Third Quarter 2023 Compared to the Third Quarter 2022
Total revenue grew $2.8 million, or 1.9%, to $153.6 million compared to $150.8 million. Increased unit volume was partially offset by lower average sales price. In the Company’s consumer markets, sales increased in the Latin American and Mexican markets and sales decreased in the U.S. and Canadian markets. In the Global Commercial market, sales decreased as demand normalized compared to the third quarter of 2022, when revenue grew 35.8% due to strong post-pandemic demand in the food service and hospitality industries.
Gross profit was $40.1 million compared to $34.8 million. Gross profit margin expanded by 300 basis points to 26.1% compared to 23.1%, as lower average sales price was offset by lower product costs and lower distribution and warehousing costs.
Selling, general and administrative expenses were flat year over year at $25.6 million compared to $25.4 million. Increased personnel-related expenses were offset by a non-recurring insurance recovery.
Operating profit was $14.4 million compared to operating profit of $9.4 million.
Interest expense, net decreased to $0.6 million compared to $1.3 million, due to decreased average borrowings outstanding under the Company’s revolving credit facility partially offset by higher interest rates.
Net income was $10.3 million, or $0.74 per diluted share, compared to net income of $5.9 million, or $0.43 per diluted share.

Cash Flow and Debt
For the nine months ended September 30, 2023, net cash provided by operating activities was $68.7 million compared to cash used for operating activities of $40.2 million in the prior year primarily due to the Company’s focus on net working capital improvement. Net working capital provided cash of $64.3 million in 2023 compared to a use of cash of $62.1 million in 2022. Trade receivables provided net cash of $13.7 million during 2023 compared to $21.4 million provided in the prior year. The Company took significant actions to further reduce inventory. Net cash used for inventory was $3.4 million in 2023 compared to $63.3 million used in 2022. Net cash provided by accounts payable was $54.0 million in 2023 compared to $20.2 million used in 2022.
The Company allocated its strong cash flow primarily to reduce debt and return value to shareholders through the quarterly dividend and repurchase of stock. On September 30, 2023, net debt, or debt minus cash and cash equivalents, was $49.7 million compared to $144.5 million on September 30, 2022. During the three months ended September 30, 2023, the Company paid $1.5 million in regular cash dividends and repurchased 82,676 shares at prevailing market prices for an aggregate purchase price of $0.9 million.

Outlook
Hamilton Beach Brands is pleased with the incremental placements and promotions it has secured for the holiday-selling season. The Company’s new products are selling well. In 2023, retail sales overall in the U.S. have continued to grow year over year, and consumer spending has been resilient; however, there is uncertainty regarding continued momentum. In the small kitchen appliance industry, sales decreased modestly through September compared to the prior year but remained above pre-pandemic levels. While Hamilton Beach Brands believes its placements, planned holiday promotions, and new products position it well for a solid holiday-selling season, results will depend on sell-through at retail and retailer replenishment orders. The Company expects total revenue in 2023 to be modestly below 2022.
Operating profit for the full year 2023 is expected to increase compared to 2022, excluding the $10 million insurance recovery in 2022. Cash flow from operating and investing activities in 2023 is expected to increase significantly compared to 2022 as a result of improvements in net working capital.
Over the past two years, the Company has successfully navigated many challenges that were related to the pandemic and supply chain disruptions. Throughout that period, Hamilton Beach Brands continued to invest in the development of innovative products and expand its brand portfolio. In 2023 and beyond, the Company believes it is well positioned to benefit from these investments. Hamilton Beach Brands is an industry leader with many competitive advantages. Its diversified brand and product portfolio provides consumers with multiple choices across product categories, and up and down the price spectrum. The Company expects to benefit from its growing participation in the global commercial market.

Continued progress with the Company’s six strategic initiatives is expected to drive revenue growth, expand margins, and generate strong cash flow over time. The initiatives are focused on increasing sales of innovative, higher priced, higher margin products in the Company’s core North American market. The following is a summary of each initiative.
Drive Core Growth: This initiative is focused on driving the growth of the Company’s flagship brands, Hamilton Beach® and Proctor Silex®, in its core North American market. Both brands have a long history of consumer trust, based on quality, durability and innovative solutions. New products are supported by digital marketing, social media advertising and influencer marketing. Hamilton Beach® continues to be the #1 small kitchen appliance brand in the U.S. based on units sold.
Gain Share in the Premium Market: The Company continues to develop, license and acquire brands to increase its participation in the premium market. New products and digital marketing support underpin the strategy to grow this business. In March 2023, Hamilton Beach Brands announced an agreement to provide the next generation of specialty appliances for use with Numilk® raw ingredients to create a variety of fresh non-dairy milk products on demand in homes and commercial establishments. The new appliances are expected to launch in early 2024.
Expand in Home Health and Wellness: The Company has taken many steps to introduce new products as it aims to achieve meaningful dollar and share participation in the large and fast-growing home health and wellness market. In the air purifier category, the Company has launched a line of premium True HEPA air purifiers under the licensed CloroxTM brand. In water filtration, the Company has created a new category with an electric countertop model launched under the licensed brand Brita HubTM. In the home medical market, the Company is focused on partnerships that leverage Hamilton Beach Brands strengths in brand equity, sourcing, logistics and new product development to create appliances that help consumers manage their health needs at home.
Lead in the Global Commercial Market: This initiative is focused on securing new business and increasing sales with existing customers that operate in the food service and hospitality industries throughout the world. Continuing to develop products that create a competitive advantage in the Company’s core blending and mixing categories, as well as expanding into new categories organically, is the cornerstone of the strategy.
Accelerate Digital Transformation: The Company has a well-developed ecommerce capability and continues its investments to gain share in ecommerce markets for consumer and commercial products. The Company collaborates closely with omnichannel and online-only retail customers to leverage the fast-paced changes in the ecommerce channel and increase awareness and sell-through of its products. The Company focuses on robust digital marketing that includes online product content, search optimization and advertising, attracting favorable reviews and strong star ratings, and social media strategies. The Company’s U.S. distribution center includes a state-of-the art capability to ship small packages directly to consumers in partnership with retail customers.
Leverage Partnerships and Acquisitions: This initiative is focused on identifying and securing businesses with a strategic fit to the Company’s portfolio. Hamilton Beach Brands is actively engaged in the pursuit of additional trademark licensing agreements, strategic alliances, and acquisitions to drive growth in all its markets.

Conference Call
The Company will conduct an earnings conference call and webcast on Thursday, November 2, 2023, at 9:30 a.m. Eastern time. The call may be accessed by dialing 888-350-3452 (toll free), International 647-362-9199. Conference ID: 1809480. The conference call will also be webcast live on the Company’s Investor Relations website at www.hamiltonbeachbrands.com. An archive of the webcast will be available on the website.

About Hamilton Beach Brands Holding Company
Hamilton Beach Brands Holding Company operates through its wholly owned subsidiary Hamilton Beach Brands, Inc., a leading designer, marketer, and distributor of a wide range of branded small electric household and specialty housewares appliances, as well as commercial products for restaurants, fast food chains, bars, and hotels. The Company’s owned consumer brands include Hamilton Beach®, Proctor Silex®, Hamilton Beach Professional®, Weston®, TrueAir®, and Hamilton Beach Health®. The Company’s owned commercial brands include Hamilton Beach Commercial® and Proctor Silex Commercial®. Hamilton Beach Brands licenses the brands for Wolf Gourmet® countertop appliances, CHI® premium garment care products, CloroxTM True HEPA air purifiers, and Brita HubTM countertop electric water filtration appliances. Hamilton Beach Brands has exclusive multiyear agreements to design, sell, market and distribute Bartesian® premium cocktail delivery machines, the Smart Sharps BinTM from Hamilton Beach Health® powered by HealthBeacon®, and specialty appliances to create Numilk® non-dairy fresh milk on demand. For more information about Hamilton Beach Brands Holding Company, visit hamiltonbeachbrands.com.

Forward-Looking Statements
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties include, without limitation: (1) the Company’s ability to source and ship products to meet anticipated demand; (2) the Company’s ability to successfully manage constraints throughout the global transportation supply chain; (3) uncertain or unfavorable global economic conditions; (4) changes in the sales prices, product mix or levels of consumer purchases of small electric and specialty housewares appliances; (5) changes in consumer retail and credit markets, including the increasing volume of transactions made through third-party internet sellers, (6) bankruptcy of or loss of major retail customers or suppliers; (7) changes in costs, including transportation costs, of sourced products; (8) delays in delivery of sourced products; (9) changes in or unavailability of quality or cost effective suppliers; (10) exchange rate fluctuations, changes in the import tariffs and monetary policies and other changes in the regulatory climate in the countries in which the Company operates or buys and/or sells products; (11) the impact of tariffs on customer purchasing patterns; (12) product liability, regulatory actions or other litigation, warranty claims or returns of products; (13) customer acceptance of, changes in costs of, or delays in the development of new products; (14) increased competition, including consolidation within the industry; (15) shifts in consumer shopping patterns, gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of economic conditions, unemployment rates or other events or conditions that may adversely affect the level of customer purchases of the Company’s products; (16) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation; and (17) other risk factors, including those described in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2022. Furthermore, the future impact of unfavorable economic conditions, including inflation, rising interest rates, availability of capital markets and consumer spending rates remains uncertain. In uncertain economic environments, the Company cannot predict whether or when such circumstances may improve or worsen, or what impact, if any, such circumstances could have on its business, results of operations, cash flows and financial position.
*****

HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	THREE MONTHS ENDED SEPTEMBER 30		NINE MONTHS ENDED SEPTEMBER 30
	2023	2022	2023	2022
	(In thousands, except per share data)		(In thousands, except per share data)
Revenue	$153,614	$150,823	$418,975	$444,701
Cost of sales	113,548	115,979	330,583	349,649
Gross profit	40,066	34,844	88,392	95,052
Selling, general and administrative expenses	25,591	25,425	78,150	67,361
Amortization of intangible assets	50	50	150	150
Operating profit (loss)	14,425	9,369	10,092	27,541
Interest expense, net	592	1,289	2,634	2,889
Other expense (income), net	645	432	390	1,646
Income (loss) before income taxes	13,188	7,648	7,068	23,006
Income tax expense (benefit)	2,848	1,741	1,395	4,837
Net income (loss)	$10,340	$5,907	$5,673	$18,169

Basic and diluted earnings (loss) per share	$0.74	$0.43	$0.40	$1.30

Basic weighted average shares outstanding	14,025	13,869	14,060	13,999
Diluted weighted average shares outstanding	14,050	13,892	14,085	14,026

HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	SEPTEMBER 30 2023	DECEMBER 31 2022	SEPTEMBER 30 2022
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$1,624	$928	$1,504
Trade receivables, net	102,178	115,135	97,802
Inventory	160,237	156,038	244,464
Prepaid expenses and other current assets	14,417	12,643	13,295
Total current assets	278,456	284,744	357,065
Property, plant and equipment, net	27,493	27,830	28,363
Right-of-use lease assets	40,590	44,000	44,933
Goodwill	6,253	6,253	6,253
Other intangible assets, net	1,342	1,492	1,542
Deferred income taxes	2,577	3,117	1,800
Deferred costs	14,419	14,348	14,465
Other non-current assets	7,790	7,166	7,432
Total assets	$378,920	$388,950	$461,853
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$116,124	$61,759	$111,485
Accrued compensation	11,025	11,310	10,543
Accrued product returns	5,801	6,474	4,651
Lease liabilities	6,136	5,875	5,678
Other current liabilities	12,776	16,150	12,553
Total current liabilities	151,862	101,568	144,910
Revolving credit agreements	51,276	110,895	146,051
Lease liabilities, non-current	43,303	46,801	47,989
Other long-term liabilities	4,659	5,152	4,954
Total liabilities	251,100	264,416	343,904
Stockholders’ equity
Class A Common stock	112	107	106
Class B Common stock	36	38	39
Capital in excess of par value	68,180	65,008	64,117
Treasury stock	(10,409)	(8,939)	(8,939)
Retained earnings	81,362	80,238	74,597
Accumulated other comprehensive loss	(11,461)	(11,918)	(11,971)
Total stockholders’ equity	127,820	124,534	117,949
Total liabilities and stockholders’ equity	$378,920	$388,950	$461,853

HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	NINE MONTHS ENDED SEPTEMBER 30
	2023	2022
	(In thousands)
Operating activities
Net income (loss)	$5,673	$18,169
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	3,078	3,552
Deferred income taxes	—	912
Stock compensation expense	3,175	2,533
Brazil foreign currency loss	—	2,085
Other	(172)	898
Net changes in operating assets and liabilities:
Trade receivables	13,678	21,370
Inventory	(3,379)	(63,328)
Other assets	2,333	5,937
Accounts payable	54,013	(20,150)
Other liabilities	(9,716)	(12,151)
Net cash provided by (used for) operating activities	68,683	(40,173)
Investing activities
Expenditures for property, plant and equipment	(2,286)	(1,560)
Other	(150)	—
Net cash provided by (used for) investing activities	(2,436)	(1,560)
Financing activities
Net additions (reductions) to revolving credit agreements	(59,650)	49,604
Purchase of treasury stock	(1,470)	(2,979)
Cash dividends paid	(4,549)	(4,325)
Financing fees paid	—	(47)
Net cash provided by (used for) financing activities	(65,669)	42,253
Effect of exchange rate changes on cash, cash equivalents and restricted cash	81	(204)
Cash, cash equivalents and restricted cash
Increase (decrease) for the period	659	316
Balance at the beginning of the period	1,905	2,150
Balance at the end of the period	$2,564	$2,466

Reconciliation of cash, cash equivalents and restricted cash
Cash and cash equivalents	$1,624	$1,504
Restricted cash included in prepaid expenses and other current assets	24	58
Restricted cash included in other non-current assets	916	904
Total cash, cash equivalents and restricted cash	$2,564	$2,466